Exhibit 99.1

Investor Relations

News from Aon

Aon Corporation to Change NYSE Ticker Symbol to AON

CHICAGO, IL — November 23, 2009 - Aon Corporation (NYSE: AOC) today announced that it will change the ticker symbol for its common stock listed on the New York Stock Exchange to “AON” from “AOC”. The change will become effective at the start of trading on Tuesday, December 1, 2009.

“The Aon name is globally recognized as the industry-leading provider of risk and human capital solutions. Changing our ticker symbol to ‘AON’ extends this recognition and links our common stock listing with our brand,” said Greg Case, president and chief executive officer, Aon Corporation.

About Aon

Aon Corporation (NYSE: AOC - News) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008, and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007 and 2008 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

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Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485